Exhibit 10.5

FLEXION THERAPEUTICS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

AS REVISED FEBRUARY 25, 2014

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of Flexion Therapeutics, Inc. (“Flexion Therapeutics”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service following the Effective Date (as defined below), unless such compensation is disclaimed by such Eligible Director.

This policy will be effective upon the date hereof (the “Effective Date”) and may be amended at any time in the sole discretion of the Board upon recommendation of the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:

a.	All Eligible Directors (other than Chairman of the Board): $35,000
b.	Chairman of the Board: $62,500

2.	Annual Committee Chair Service Retainer:

a.	Chairman of the Audit Committee: $15,000
b.	Chairman of the Compensation Committee: $10,000
c.	Chairman of the Nominating & Corporate Governance Committee: $7,500

3.	Annual Committee Member (other than Committee Chair) Service Retainer:

a.	Member of the Audit Committee: $7,500
b.	Member of the Compensation Committee: $5,000
c.	Member of the Nominating & Corporate Governance Committee: $3,750

Equity Compensation

The equity compensation set forth below will be granted under the Flexion Therapeutics, Inc. 2013 Equity Incentive Plan (the “Plan”). All stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying shares of the Company’s Common Stock (the “Common Stock”) on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

1.

1. Initial Grant: On the date of the Eligible Director’s initial election to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option for 18,000 shares. One-third of the shares subject to each stock option will vest on the one year anniversary of the date of grant and the balance of the shares will vest in a series of 24 equal monthly installments thereafter, such that the option is fully vested on the third anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date and will vest in full upon a Change in Control (as defined in the Plan).

2. Annual Grant: On the date of each Flexion Therapeutics annual stockholder meeting held after January 1, 2015, each Eligible Director who continues to serve as a non-employee member of the Board will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option for (a) 9,000 shares (with respect to all Eligible Directors other than the Chairman of the Board) or (b) 18,000 shares (with respect to the Chairman of the Board). The shares subject to the stock option will vest monthly over the one year following the date of grant such that all of the shares subject to the option will be fully vested on the one year anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date and will vest in full upon a Change in Control (as defined in the Plan).

2.